______________________________________________________________________________
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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549


                               ________________



                                   FORM 8-K



                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                        Date of Report October 30, 1995


                                                                    I.R.S.
Commission                                                         Employer
   File                                          State of       Identification
  Number              Registrant               Incorporation        Number


001-11227     Washington Energy Company           Washington       91-1005304
001-11271     Washington Natural Gas Company      Washington       91-1005303



                 815 Mercer Street, Seattle, Washington 98111
             (Address of Registrant's principal executive offices)
      Registrant's telephone number, including area code:  (206) 622-6767


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Item 5. Other Events

a) On October 27, 1995, Washington Energy Company made the following press release:

Operating margin up, but write-downs produce loss
   SEATTLE -- Washington Energy Company (NYSE: WEG) posted a $41.1 million loss available to common, or $1.72 per share, for the fiscal year ended Sept. 30, 1995 including charges related to early adoption of a new accounting standard and ongoing restructuring activities. Excluding the charges, earnings available to common totaled $8.1 million, or 34 cents per share, which compares favorably with the prior year s results, said company Chairman William P. Vititoe.
     Last year the company posted a loss of $46.3 million avail-able to common, or $1.97 per share, including major charges for restructuring and other initiatives to refocus the business. Excluding the charges, the company recorded a loss of $3.8 million, or 16 cents per share, for fiscal 1994.

UTILITY MARGIN UP 17%
     Utility operating margin for the company s utility subsid-iary, Washington Natural Gas Company, rose $27.2 million, or 17 percent, compared to the prior year, on a 5 percent increase in gas volumes.
     "Utility operating margin or utility revenue minus the
cost of the gas is a good gauge of our overall profitability,
Vititoe said.   The fact that this year s margin shows signifi-
cant improvement, even without full benefit of our $17.7 million general rate increase last May, indicates that we have an excel-lent opportunity to produce a competitive return for shareowners in 1996, when this most recent rate increase will be in effect for the full year.
     A 5 percent increase in the number of Washington Natural Gas customers (an additional 21,000 customers served) had a positive impact on gas sales volumes, adding approximately
$6 million to margin.
     Weather, which was 12 percent warmer than normal, reduced overall gas usage per customer negatively affecting margin by an estimated $9 million. However, the warm weather was not a significant factor in the year-to-year comparison because fiscal 1995 was only 2 percent warmer than the prior year.

ONGOING OPERATING AND MAINTENANCE EXPENSES DOWN 11%
     The company reduced its ongoing operating and maintenance expenses by $7.7 million in 1995 compared with 1994. These cost reductions result from the initial restructuring and work- force reduction implemented in the summer of 1994.
     The calculation of ongoing operating and maintenance ex-penses for 1995 excludes $4.1 million of consulting charges to support the company s continuing organizational transformation and $3.2 million of accrued severance expenses related to an additional 4 percent work-force reduction at Washington Natural Gas which occurred in October, subsequent to the end of the fiscal year. The current work-force reduction affected only salaried employees.



WRITE-DOWNS AND OTHER CHARGES
     As previously announced, Washington Energy has recorded charges in 1995 for the following: 1) early implementation of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which resulted in write-downs of the company s coal and rail interests in Montana ($26.5 million after tax); 2) a reduction in the value of its investment in Cabot Oil & Gas Corporation, associated with Cabot s implementa-tion of SFAS 121 as well as recognition of a permanent impairment of the carrying value of Washington Energy s investment in Cabot ($16.1 million after tax); 3) employee severance ($2.0 million after tax); 4) deferred taxes relating to tax contingencies ($1.3 million); and 5) increased losses projected in the future from certain gas transportation and storage arrangements assumed from Washington Energy s former oil and gas exploration subsidiary ($3.2 million after tax).

FOURTH-QUARTER RESULTS
     The company posted a $59.9 million loss available to common, or $2.49 per share, for the quarter ended Sept. 30, 1995, includ-ing the charges discussed above. Excluding the charges, the loss on common totaled $10.8 million, or 45 cents per share.
     As a provider of heating fuel, Washington Energy normally posts an operating loss in its summer (fourth) quarter, Vititoe noted.
     During the corresponding quarter one year ago, the company reported a loss of $10.8 million on common, or 46 cents per share, exclusive of special charges.
PROPOSED MERGER
     A definitive agreement to merge Washington Energy Company and Washington Natural Gas Company into Puget Sound Power and Light (NYSE: PSD) was announced October 18. The strategic merger of equals, unanimously approved by the boards of both companies, would generate savings as a result of synergies totaling approxi-mately $370 million over the next 10 years, according to a study by Deloitte & Touche.
     The resulting organization would be the largest combination electric and gas utility company in the Northwest, serving 830,000 electric and 470,000 gas customers in western Washington
state.    The combined market capitalization of Puget Power and
Washington Energy totals approximately $1.9 billion.
     The agreement calls for each common share in Washington Energy Company to be exchanged for .86 shares of Puget Power stock. Each preferred share in Washington Natural Gas will be exchanged for comparable Puget Power preferred shares. The new name for the merged company is yet to be determined.
     Subject to the approval of shareowners and the Washington Utilities and Transportation Commission, the merger could be concluded in the last half of calendar 1996.
     After the merger, the then-current dividend policy of Puget Power would be adopted. The current annual common dividend paid by Puget Power is $1.84 per share and by Washington Energy is $1.00 per share. During the merger approval process, each company will continue its respective dividend policy.
                               ###



Washington Energy Company
  Summary Income Statements And Other Financial Data
  (Dollars in thousands, except per share amounts)

                        3 Months Ended          12 Months Ended
                        September 30  (1)       September 30  (1)
                           1995       1994         1995       1994
                        ---------  ---------    ---------  ---------
  Washington Energy Company

  Operating revenues
   Regulated utility
    sales               $  45,416  $  50,161    $ 420,048  $ 396,407
   Merchandise,
    conservation
    products, and other     5,565      4,626       23,563     35,618
   Oil and natural gas        ---        --- (2)      ---        --- (2)
    Total operating     ---------  ---------    ---------  ---------
     revenues           $  50,981  $  54,787    $ 443,611  $ 432,025

  Operating income (loss)
   after income taxes   $  (2,204) $  (3,991)   $  51,303  $  25,956

  Net loss on merger of oil
   and gas subsidiary   $     ---  $ (30,015)(2)$     ---  $ (30,015)(2)

  Preferred dividend
   requirement - Washington
   Natural Gas          $  (1,755) $  (1,118)   $  (7,126) $  (3,970)

  Income (loss) from
   continuing operations$ (59,921) $ (11,890)   $ (41,062) $ (44,847)

  Discontinued operations,
   net of income taxes  $     ---  $    (596)   $     ---  $    (799)

  Net income (loss)     $ (59,921) $ (12,486)   $ (41,062) $ (45,646)

  Preferred dividends         ---        ---          ---          9
  Premium - preferred
   redemption                 ---        ---          ---        673
  Earnings (loss) on    ---------  ---------    ---------  ---------
   common stock         $ (59,921) $ (12,486)   $ (41,062) $ (46,328)

  Earnings (loss)
   per common share         (2.49)      (.53)       (1.72)     (1.97)
  Dividends
   per common share           .25        .25         1.00       1.00

  Average common shares
   outstanding
   (in thousands)          24,026     23,637       23,893     23,486
  Book value per share                               8.17      10.83

  Capitalization and
  short-term debt
   Common                                       $ 196,686  $ 256,800
   Preferred                                       90,000     90,000
   Long-term debt                                 340,060    290,200
   Current portion
    long-term debt                                    140     60,140
   Commercial paper
    and notes payable                             161,994    125,182

   Total capitalization                         ---------  ---------
    and short-term debt                         $ 788,880  $ 822,322
                                                =========  =========

  Net plant                                     $ 797,207  $ 782,565
                                                =========  =========

  Operating income (loss)
  by business segment
  before income taxes
   Regulated utility
    sales               $  (8,906) $ (10,678)   $  58,286  $  19,063
   Merchandise,
    conservation
    products, and other      (398)        73       (1,803)      (106)
   Oil and natural gas        ---        --- (2)      ---        --- (2)
   Other                    1,536        189           63       (890)
                        ---------  ---------    ---------  ---------
   Total                $  (7,768) $ (10,416)   $  56,546  $  18,067
                        =========  =========    =========  =========

  (1) Results for the quarter are not indicative of what can be expected for a full year of operations because operating revenues and earnings are greatly affected by variations in weather conditions.

  (2) Subsequent to September 30, 1993, operating revenues and expenses have been reclassified to other income (expense) due to the merger of the exploration and production subsidiary with Cabot Oil & Gas
      Corp. in May, 1994, consistent with the presentation of earnings from ownership of Cabot stock.




  Washington Energy Company
  Summary Income Statements And Other Financial Data (Continued)
  (Dollars in thousands)

                        3 Months Ended          12 Months Ended
                        September 30  (1)       September 30  (1)
                           1995       1994         1995       1994
                        ---------  ---------    ---------  ---------
  Washington Natural Gas Company

  Operating revenues
   Firm gas sales       $  35,444  $  36,335    $ 354,458  $ 327,179
   Interruptible
    gas sales               5,479      9,398       44,541     51,424
   Transportation           1,913      2,088       10,732      8,399
   Rentals and other        2,580      2,340       10,317      9,405
    Total operating     ---------  ---------    ---------  ---------
     revenues           $  45,416  $  50,161    $ 420,048  $ 396,407

  Gross utility margin
   Gas sales less
    gas purchases       $  21,840  $  20,854    $ 179,977  $ 155,101
   Transportation margin    1,913      2,088       10,732      8,399
                        ---------  ---------    ---------  ---------
   Total margin         $  23,753  $  22,942    $ 190,709  $ 163,500

  Net income (loss)     $ (10,751) $  (9,653)   $  17,853  $  (8,243)

  Gas volumes
  (000's of therms)
   Firm gas sales          59,037     59,380      633,373    608,838
   Interruptible
    gas sales              20,321     28,206      132,312    151,175
   Transportation          37,662     25,556      156,945    119,590
                        ---------  ---------    ---------  ---------
   Total gas volumes      117,020    113,142      922,630    879,603

  Customers served
  (average)
   Firm gas sales         468,130    448,670      464,327    443,578
   Interruptible
    gas sales               1,046      1,023        1,037      1,045
   Transportation              70         36           55         36
                        ---------  ---------    ---------  ---------
   Total customers        469,246    449,729      465,419    444,659

   Annual increase
    in customers                                   20,760     21,450

  Weather % colder (+)
  or warmer (-) than
  normal (in terms
  of degree days)            -36 %      -69 %        -12 %      -10 %

  Degree days                 156         71        4,201      4,286


  (1) Results for the quarter are not indicative of what can be expected for a full year of operations because operating revenues and earnings are greatly affected by variations in weather conditions.






Signatures

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         WASHINGTON ENERGY COMPANY


                         by /s/ James P. Torgerson
                         Senior Vice President - Finance,
                         Planning and Development and
                         Chief Financial Officer


                         WASHINGTON NATURAL GAS COMPANY


                         by /s/ James P. Torgerson
                         Senior Vice President - Finance,
                         Planning and Development and
                         Chief Financial Officer


October 30, 1995